PRIME RETAIL, INC.

                 EXHIBIT 12.1: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

                                               Nine Months Ended September 30
                                          ------------------------------------
                                                  2000                  1999
                                          -----------------     ---------------
 Income (loss) before minority interests     $   (31,797)          $   23,427
 Interest incurred                                75,877               70,100
 Amortization of capitalized interest                  -                    -
 Amortization of debt issuance costs               2,557                2,364
 Amortization of interest rate
   protection contracts                               56                   63
 Less capitalized interest                        (3,087)              (3,387)
                                             -----------           ----------
      Earnings                                    43,606               92,567
                                             -----------           ----------

 Interest incurred                                75,877               70,100
 Amortization of debt issuance costs               2,557                2,364
 Amortization of interest rate
   protection contracts                               56                   63
 Preferred stock distributions and dividends      17,005               18,607
                                             -----------           ----------
   Combined Fixed Charges and Preferred
   Stock Distributions and Dividends              95,495               91,134
                                             -----------           ----------

 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings            $   (51,889)          $        -
                                             ===========           ==========

 Ratio of Earnings to Combined Fixed
      Charges and Preferred Stock
      Distributions and Dividends                                       1.02 X
                                                                   ==========